Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”), dated as of October 24, 2008 (the “Effective Date”), by and between Cheniere Energy, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to U.S. Stock Transfer Company, as Rights Agent (the “Rights Agent”), constitutes the second amendment to that certain Rights Agreement, dated October 14, 2004, as amended by the First Amendment to Rights Agreement, dated as of January 24, 2005, by and between the Company and the Rights Agent (collectively, the “Rights Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to further amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Amendment of Section 1 of Rights Agreement. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to be and read in its entirety as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing:

(i) no Person shall become an “Acquiring Person” solely as the result of the acquisition of shares of Common Stock by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding as a result of any such acquisition of shares of Common Stock by the Company and shall, after such acquisition of shares by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock of the Company are treated equally), such Person shall then become and be deemed to be an “Acquiring Person” hereunder;

(ii) no Person who, alone or together with all Affiliates and Associates of such Person, was, at the time of the public announcement by the Company of the declaration by its board of directors on October 14, 2004 of the dividend distribution of the Rights, the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding shall be deemed to have become an Acquiring Person unless and until such time as such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Stock of the Company (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock of the Company are treated equally), in which case such Person shall then become and be deemed to be an “Acquiring Person” hereunder;

(iii) each of Paulson & Co. Inc. and the several investment funds and separate accounts managed by it and its affiliates (“Paulson”) (alone or together with all of their respective Affiliates and Associates), to the extent, and only to the extent, Paulson and any of its Affiliates or Associates becomes the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding, shall not be deemed to have become an Acquiring Person unless and until such time as Paulson or any of its Affiliates or Associates has become the Beneficial Owner of 30% or more of the Common Stock of the Company (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock of the Company are treated equally), in which case Paulson and its Affiliates and Associates shall each then become and be deemed to be an “Acquiring Person” hereunder; and

(iv) if the board of directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the board of directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person.”

2. Amendment of Section 21 of Rights Agreement. Section 21 of the Rights Agreement is hereby amended as follows:

(a) Insert the following new sentence after the existing first sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

(b) Insert the following new language after the term “$50 million”:

“, including the capital and surplus of its Affiliates.”

3. Amendment of Section 26 of Rights Agreement. Section 26 of the Rights Agreement is hereby amended by deleting the Rights Agent address information in its entirety and replacing it with the following:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

4. Amendment of Rights Agreement. The Rights Agreement is hereby amended to add the following new section at the end thereof:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

5. Defined Terms. All terms defined in the Rights Agreement that are used herein shall have the meanings so defined in the Rights Agreement, unless specifically noted otherwise herein.

6. Complete Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Second Amendment, or as it may, from time to time, be amended in the future by one or more other written amendment or modification agreements entered into pursuant to Section 27 of the Rights Agreement. This Second Amendment is not intended to be, nor shall it be construed to be, a novation.

7. Binding Agreement. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8. Governing Law. This Second Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

9. Effectiveness. This Second Amendment is effective as of the Effective Date. Except as expressly herein amended, the terms and conditions of the Rights Agreement are hereby ratified and remain in full force and effect.

10. Counterparts. This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

CHENIERE ENERGY, INC.

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Senior Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President

5